Exhibit 23.1

Consent of KPMG, Independent Registered Public Accounting Firm

The Board of Directors:

Patni Computer Systems Limited

We consent to the incorporation by reference in the registration statements (File Nos. 333- 170042 and 333- 177100) on Form S-3 and registration statements (File Nos. 333-134689, 333-71057 and 333-20033) on Form S-8 of iGATE Corporation of our report dated February 25, 2011, with respect to the consolidated balance sheet of Patni Computer Systems Limited as of December 31, 2010, and the related consolidated statements of income, shareholders’ equity, and comprehensive income/(loss), and cash flows for each of the years in the two-year period ended December 31, 2010, which report appears in the Form 20-F of Patni Computer Systems Limited dated March 14, 2012.

Our report dated February 25, 2011 contains an explanatory paragraph that states that we were not engaged to audit, review, or apply any procedures to the reclassification adjustments to retrospectively apply the change in presentation described in note 1.2 to the consolidated financial statements under the heading ‘Reclassifications’ and, accordingly, we do not express an opinion or any other form of assurance about whether such reclassification adjustments are appropriate and have been properly applied. Those reclassification adjustments were audited by a successor auditor.

/s/ KPMG

Mumbai

March 14, 2012